Exhibit 99.1

FOR IMMEDIATE RELEASE
Date: July 22, 2026
For Further Information Contact:
Donald E. Gibson
President and Chief Executive Officer
(518) 943-2600
donaldg@tbogc.com

GREENE COUNTY BANCORP, INC. ANNOUNCES CASH DIVIDEND INCREASE

Catskill, NY – July 22, 2026. Greene County Bancorp, Inc. (NASDAQ-GCBC) today announced that its Board of Directors has approved a quarterly cash dividend of $0.11 per share on the Company’s common stock. The dividend reflects an annual cash dividend rate of $0.44 per share which represents a 10.0% increase from the previous annual cash dividend of $0.40 per share.

The cash dividend for the quarter ended June 30, 2026, will be paid to shareholders of record as of August 14, 2026, and is expected to be paid on August 31, 2026.

The Company is the majority-owned subsidiary of Greene County Bancorp, MHC (the “MHC”), a federal mutual holding company, which owns 54.1% of the Company’s outstanding common shares. The MHC is waiving its receipt of this dividend. The MHC received the nonobjection of the Federal Reserve Bank of Philadelphia to waive its right to receive dividends, aggregating up to $0.64 per share, paid by the Company for the four quarters ending March 31, 2026, June 30, 2026, September 30, 2026, and December 31, 2026.

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Greene County Bancorp, Inc. is the holding company for the Bank of Greene County, and its subsidiary Greene County Commercial Bank. The Company is the leading provider of community-based banking services throughout the Hudson Valley and Capital Region of New York State. Its customers include individuals, businesses, municipalities and other institutions. Greene County Bancorp, Inc. (GCBC) is publicly traded on the Nasdaq Capital Market and is dedicated to promoting economic development and a high quality of life in the communities it serves. For more information on Greene County Bancorp, Inc., visit www.tbogc.com.

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